Exhibit 5.1

August 10, 2015

CEVA, Inc.

1943 Landings Drive

Mountain View, California, 94043

Re:	Amended and Restated 2003 Director Stock Option Plan, 2011 Stock Incentive Plan and 2002 Employee Stock Purchase Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by CEVA, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on August 10, 2015 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,250,000 shares of the common stock (the “Common Stock”) of the Company, $0.001 par value (collectively, the “Shares”), reserved for issuance under the Company’s Amended and Restated 2003 Director Stock Option Plan (the “Director Plan”), the Company’s Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”) and the Company’s Amended and Restated 2002 Employee Stock Purchase Plan (the “2002 Plan” and together with the Director Plan and the 2011 Plan, the “Plans”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of the Shares pursuant to the Plans.

It is our opinion that the Shares which may be issued and sold by the Company pursuant to the Plans, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable. For the purpose of the opinion rendered above, we have assumed that in connection with the issuance of the Shares under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Common Stock covered by each such issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP

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